SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event): July 10, 2006
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia	0-29392	88-0379834
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)
4415 Caribou Road — P.O. Box 653 — Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
A. Employment Agreement with Thomas Hendricks.
On July 12, 2006, the Corporation and Thomas Hendricks, age 56, the Corporation’s Vice President for Exploration and Corporate Development, entered into an employment agreement, approved unanimously by the disinterested Directors of the Corporation, under which (1) Mr. Hendricks is entitled to an annual base salary of $150,000; and (2) at the discretion of the Board of the Corporation, Mr. Hendricks is eligible for a bonus and participation in the Corporation’s Stock Option Plan, (3) Mr. Hendricks shall receive an automobile allowance to cover normal day-to-day operating (including fuel) and maintenance costs, (4) Mr. Hendricks shall be entitled to receive and participate in health (medical and vision), dental, long-term disability and life insurance programs offered by the Corporation to other executive employees. The effective date of the employment agreement is February 10, 2006, the date on which Mr. Hendricks assumed his current role as Vice President for Exploration and Corporate Development.
The employment agreement requires the Corporation to use its best efforts to purchase, at the earliest time practicable, directors and officers liability insurance in an amount adequate to protect Mr. Hendricks against claims made against him for actions taken or not taken in the conduct of his duties to the Corporation. The agreement also calls for severance payments, immediate vesting of unvested stock options owned by Mr. Hendricks, and continuation of health, dental, long term disability and life insurance coverage in the event Mr. Hendricks employment is terminated without cause or upon a change of control of the Corporation. The severance payments to Mr. Hendricks in such circumstance will equal 36 months of his salary, together with a payment equal to 50% of any his bonus entitlement for each year in such 36 month period, plus any other compensation which he is entitled to receive.
B. Employment Agreement with David Young.
On July 12, 2006, the Corporation and David K. Young, age 52, the Corporation’s President and Chief Executive Officer, entered into an employment agreement, approved unanimously by the disinterested Directors of the Corporation, under which (1) Mr. Young is entitled to an annual base salary of $175,000; and (2) at the discretion of the Board of the Corporation, Mr. Young is eligible for a bonus and participation in the Corporation’s Stock Option Plan, (3) Mr. Young shall receive an automobile allowance to cover normal day-to-day operating (including fuel) and maintenance costs, (4) Mr. Young shall be entitled to receive and participate in health (medical and vision), dental, long-term disability and life insurance programs offered by the Corporation to other executive employees. The effective date of the employment agreement is February 10, 2006, the date on which Mr. Young assumed his current role as President and Chief Executive Officer.
The employment agreement requires the Corporation to use its best efforts to purchase, at the earliest time practicable, directors and officers liability insurance in an amount adequate to protect Mr. Young against claims made against him for actions taken or not taken in the conduct of his duties to the Corporation. The agreement also calls for severance payments, immediate vesting of unvested stock options owned by Mr. Young, and continuation of health, dental, long term disability and life insurance coverage in the event Mr. Young employment is terminated without cause or upon a change of control of the Corporation. The severance payments to Mr. Young in such circumstance will equal 36 months of his salary, together with a payment equal to 50% of any his bonus entitlement for each year in such 36 month period, plus any other compensation which he is entitled to receive.
Item 3.02. Unregistered Sales of Equity Securities.
On July 10, 2006, Calais Resources, Inc. (the “Corporation”) sold, in exchange for aggregate gross proceeds of $50,000, 250,000 shares of common stock and 250,000 common stock purchase warrants, each such warrant to purchase one share of common stock at any time prior to July 10, 2008, at an initial exercise price of $0.30 per share, to John Williamson, an accredited investor (the “Williamson Financing”). The Corporation used the net proceeds from the Williamson Financing for paying critical accounts payable, including fees owed to legal and accounting service providers, rent and permitting expenses.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAIS RESOURCES, INC. (Registrant)
July 13, 2006	By:	/s/ David K. Young
David K. Young, Chief Executive Officer